Exhibit 99.1

RH Releases Copy of Chairman & CEO Gary Friedman’s Annual Letter to Shareholders

CORTE MADERA, Calif.--(BUSINESS WIRE)—June 1, 2020--RH (NYSE: RH) released today a copy of Chairman & CEO Gary Friedman’s Annual Letter to Shareholders. A copy of the letter also appears in the Company’s Annual Proxy Statement that was sent to shareholders and filed with the SEC after the close of market.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

Fiscal 2019 was an outstanding year for Team RH. We achieved record results across every key metric of our business while continuing to elevate the brand and create strategic separation in our industry. Revenues increased 5.4% over last year to $2.647 billion, adjusted operating margins reached an industry best 14.3%, and adjusted diluted earnings per share increased 49% to $11.66. We also generated $330 million of free cash flow in 2019, and achieved industry leading ROIC of 35.3%.

While proud of the outstanding results our team achieved last year, clearly much has changed as a result of the rapid spread of COVID-19 around the world. Our hearts go out to all of those whose lives are being impacted by the virus, and we are eternally grateful for all the brave souls who are on the front lines putting their health at risk to protect ours.

Like others, we have taken the expected steps of deferring new business introductions and capital spending, while reducing costs to navigate through the short-term challenges of this crisis. Unlike others, and due to our exceptional financial model, we believe we are well positioned to take advantage of the many opportunities that present themselves during times of dislocation. At RH, we live by Einstein’s three rules of work. “Out of clutter find simplicity. From discord find harmony. In the middle of difficulty lies opportunity.”

It was during the depths of the Great Recession, when the word “value”, drove an entire industry to lower quality and reduce prices, that we chose to move in the opposite direction, raising the quality of our offering, positioning RH as a disruptive force in the lucrative luxury home furnishings market. Out of the clutter of the current crisis, and in the middle of what seems like the most difficult of times, we are once again focused on elevating and reimagining the RH brand in a manner that will, in the words of Steve Jobs, “Change everything, again.”

THERE ARE THOSE WITH TASTE AND NO SCALE, AND THOSE WITH SCALE AND NO TASTE

RH at its core is about taste, and we believe the idea of scaling taste is large and far reaching.

The RH brand attracts the best designers, artisans, and manufacturers in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world. Our strategy to open new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand.

Our vision is to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste, and placemaker.

As an example, our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience. Our Hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry. Additionally, we are creating bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose existing and new customers to our evolving authority in interior design, architecture, landscape architecture and hospitality.

This leads to our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences.

The entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces.

We believe the ecosystem can be expanded globally, multiplying the market opportunity to approximately $7 to $10 trillion, quite possibly one of the largest and most lucrative addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

LUXURY GOODS ARE THE ONLY AREA IT IS POSSIBLE TO MAKE LUXURY MARGINS

~ Bernard Arnault

We have spent decades building a business model that generates industry leading profitability and return on invested capital, and believe, like Bernard Arnault, “Luxury goods are the only area it is possible to make luxury margins.”

The emergence of RH as a luxury brand generating luxury margins is becoming evident as our adjusted operating margin has expanded over 700 basis points in the past two years from 7.0% in 2017 to 14.3% in 2019. We continue to expect operating margins to expand in 2020 despite the current setbacks from COVID-19, and now see a clear path to 20% operating margin over the next few years.

We also believe this recent period has been reminiscent of previous times when growth without profitability has been unjustly rewarded, and valuations were based on the misplaced belief that an online retail business is more profitable than a physical store. This view has driven new concepts to launch as “digitally native brands” chasing internet valuations and cheap capital from private and public markets that have somehow confused an online retail startup with a technology company. It’s becoming clear that retail brands birthed online desperately need a store lifeline to survive, as many are finding the variable cost of marketing an invisible store leads to an unprofitable path to the future.

Traditional retailers hoping for the same favorable valuations, and in some cases driven by the fear of not being viewed as fashionable by millennials, have allocated the vast majority of their capital to unnaturally grow their digital business. This has resulted in shifting, not lifting, sales online at greater costs, driving down margins while physical stores have been left to rot.

We, on the other hand, have built an integrated multi-channel platform that expresses our brand seamlessly across physical, digital and print. Our physical Galleries are architecturally inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality, with seamlessly integrated restaurants and brand amplifying services like RH Interior Design, all of which render our brand more valuable while creating a customer experience that cannot be replicated online.

Our digital experience, inclusive of RH Interiors, Modern, Outdoor, Baby & Child plus Teen generates over a billion dollars online, while our Source Books inspire millions of customers driving traffic to our Galleries and websites.

We believe the combination of our luxury positioning, the inspiring presentation of our collections across all channels, and the fact that we control our brand from concept to customer, will enable RH to continue to disrupt the highly fragmented luxury home furnishings market, expand our operating margins, and take share for years to come.

CLIMBING THE LUXURY MOUNTAIN WHILE BUILDING A BRAND WITH NO PEER

Hermès, Chanel, Louis Vuitton, Gucci, Cartier, Tiffany, and the rest of the finest luxury brands in the world were all born on the top of the luxury mountain. Never has a brand started near the base and made the climb to the peak. We believe RH can be the first to make the climb, knowing very well those at the top don’t necessarily want us to. To make the climb, we understand that our work has to be so extraordinary that it creates a forced reconsideration of our brand, requiring them to tip their hat, if you will.

It is not a climb for the faint of heart, requiring imagination, innovation, and a great deal of persistence and perspiration. We have to be willing to endure short-term pain to drive long-term gain, as we did moving from a promotional to a membership model, redesigning our operating platform, eliminating our holiday assortments, or managing the business with a bias for earnings versus revenues as we built a durable platform to support long-term high-quality growth.

We also understand the strategies we are pursuing – opening the largest specialty retail experiences in our industry, while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and we would argue, will also prove to be equally valuable.

THIS IS A TIME TO BE DEFINED BY OUR VISION, NOT BY A VIRUS

As we move forward past the dark days of the pandemic, let this be a pivot point where we once again rise up. It is not a time to shelter and shrink, it is a time to expand and shine. It is not a time to revert back to old ways and former days, it is a time to reimagine new ways and brighter days. It is not a time to do less, it is a time to do more with less. It is not a time to be victims of our current reality, it is a time to be visionaries, destroying today’s reality to create tomorrow’s future.

Let this be a time we look back upon and remember our resurrection. A time we reimagined and reinvented ourselves once again. A time Team RH unleashed the greatest display of innovation our industry has ever seen.

A time we once again become, unimaginable.

This is a time to be defined by our vision, not by a virus. Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

Note: Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: our future growth plans and strategies, including RH Guesthouses, creating bespoke hospitality experiences and RH3, building world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, conceptualizing and selling spaces by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences, transforming our website into The World of RH, expanding globally, and building a business model that generates industry leading profitability and return on invested capital; our belief that opening new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand; our plans regarding managing the business; our strategies, goals and objectives and expectation regarding the benefits and achievement of such strategies, goals and objectives; the impact to our business of the COVID-19 pandemic; our expectation that operating margins will expand in 2020 despite the current setbacks from COVID-19, and our path to 20% operating margin over the next few years; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACTS

PRESS CONTACT

Chelsea Allen, callen@RH.com

INVESTOR RELATIONS CONTACT

Allison Malkin, (203) 682-8225, allison.malkin@icrinc.com

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
GAAP net income	$220,375	$135,731
Adjustments (pre-tax):
Net revenues:
Recall accrual[a]	(391)	4,733
Cost of goods sold:
Asset impairments[b]	4,909	3,807
Recall accrual[a]	(3,372)	(4,139)
Distribution center closures[c]	—	1,478
Impact of inventory step-up[d]	—	380
Selling, general and administrative expenses:
Asset impairments and lease losses[b]	16,990	3,411
Reorganization related costs[e]	1,075	9,977
Legal settlement[f]	(1,193)	(5,289)
Asset held for sale loss (gain)[g]	(1,529)	8,497
Recall accrual[a]	(225)	1,025
Distribution center closures[c]	—	1,568
Other expenses:
Amortization of debt discount[h]	42,545	39,216
Loss on extinguishment of debt—net[i]	6,472	917
Goodwill and tradename impairment[j]	—	32,086
Subtotal adjusted items	65,281	97,667
Impact of income tax items[k]	(9,359)	(29,080)
Adjusted net income[l]	$276,297	$204,318

[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]

The adjustments to cost of goods sold for the years ended February 1, 2020 and February 2, 2019 represent acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expenses for the year ended February 1, 2020 includes (i) asset impairments of $9.1 million, (ii) an RH Contemporary Art lease impairment of $4.6 million, (iii) other lease impairments of $1.5 million due to early exit of leased facilities, (iv) acceleration of depreciation expense of $1.3 million due to a change in the estimated useful lives of certain assets and (v) a $0.5 million charge related to the termination of a service agreement. The adjustment to selling, general and administrative expenses for the year ended February 2, 2019 represents an RH Contemporary Art lease impairment.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.

[e]	Represents severance costs and related taxes associated with reorganizations.
[f]	Represents legal settlements, net of related legal expenses.
[g]

The adjustment in the year ended February 1, 2020 represents a gain on real estate related to asset previously classified as held for sale and other land sales. The adjustments for the year ended February 2, 2019 represent the impairment recorded upon reclassification of an owned Design Gallery as held for sale.

[h]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and for the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $3.7 million and $2.7 million during the year ended February 1, 2020 and February 2, 2019, respectively. The 2019 Notes matured on June 15, 2019 and did not impact amortization of debt discount post-maturity.

[i]

The adjustment in the year ended February 1, 2020 represents the loss on extinguishment of debt related to a second lien term loan which was repaid in full in September 2019 and the acceleration of debt issuance costs related to early repayment of the FILO term loan, partially offset by the gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019. The adjustment in the year ended February 2, 2019 represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]

The adjustment in the year ended February 1, 2020 is based on an adjusted tax rate of 17.4%, which is calculated using a 21% normalized tax rate for the first and second quarters of the year ended February 1, 2020 and the effective tax rates of 13.7% and 14.9% for the third and fourth quarters of the year ended February 1, 2020, respectively. The year ended February 2, 2019 assumes a normalized tax rate of 21%.

[l]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Diluted net income per share	$9.07	$5.12
Pro forma diluted net income per share[a]	$9.30	$5.18
EPS impact of adjustments (pre-tax)[b]:
Amortization of debt discount	1.80	1.50
Asset impairments and lease losses	0.92	0.27
Loss on extinguishment of debt—net	0.27	0.04
Reorganization related costs	0.05	0.38
Recall accrual	(0.17)	0.06
Asset held for sale loss (gain)	(0.07)	0.32
Legal settlements	(0.05)	(0.20)
Goodwill and tradename impairment	—	1.23
Distribution center closures	—	0.12
Impact of inventory step-up	—	0.01
Subtotal adjusted items	2.75	3.73
Impact of income tax items[b]	(0.39)	(1.11)
Adjusted diluted net income per share[c]	$11.66	$7.80

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the year ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,697,440, which excludes dilution related to the 2019 Notes and 2020 Notes of 601,594 shares. Pro forma diluted net income per share for the year ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net revenues	$2,647,437	$2,505,653
Recall accrual[a]	(391)	4,733
Adjusted net revenues[b]	$2,647,046	$2,510,386

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted net revenues provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET INCOME TO

OPERATING INCOME & ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net income	$220,375	$135,731
Interest expense—net	87,177	67,769
Goodwill and tradename impairment	—	32,086
Loss on extinguishment of debt—net	6,472	917
Income tax expense	48,807	25,233
Operating income	362,831	261,736
Asset impairments and lease losses[a]	21,899	7,218
Reorganization related costs[a]	1,075	9,977
Recall accrual[a]	(3,988)	1,619
Asset held for sale loss (gain)[a]	(1,529)	8,497
Legal settlements[a]	(1,193)	(5,289)
Distribution center closures[a]	—	3,046
Impact of inventory step-up[a]	—	380
Adjusted operating income[b]	$379,095	$287,184
Net revenues	$2,647,437	$2,505,653
Adjusted net revenues[c]	$2,647,046	$2,510,386
Operating margin[c]	13.7%	10.4%
Adjusted operating margin[c]	14.3%	11.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues” and the related footnotes for a definition and reconciliation of adjusted net revenues.

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net cash provided by operating activities	$339,188	$249,603
Accretion of debt discount upon settlement of debt	70,482	—
Proceeds from sale of assets	24,078	—
Capital expenditures	(93,623)	(79,992)
Principal payments under finance leases	(9,682)	(6,885)
Free cash flow [a]	$330,443	$162,726

[a]

Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of assets, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.